Exhibit 15.1
[Maples and Calder letterhead]
Our ref      RJT/303788/444685/v4
Your ref

51job, Inc.	Direct: +852 2971 3007
Building 3, No. 1387, Zhang Dong Road	Mobile: +852 9020 8007
Shanghai 201203	E-mail: richard.thorp@maplesandcalder.com
People’s Republic of China
25 June 2007
Dear Sir
Re: 51job, Inc.
We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2006.
We hereby consent to the reference of our name under the heading “Enforceability of Civil Liabilities” in the Form 20-F.
Yours faithfully
/s/ Maples and Calder
Maples and Calder